TECHNOLOGY TRANSFER AGREEMENT

THIS AGREEMENT made as of the 1st day of February, 2015

BETWEEN:

Scott C. Hohulin (“Scott”) and Scott Hohulin Family 2014 Irrevocable Trust (“Trust”), an inventor and resident of Wildomar, California with an address for notice hereof at Knudsen Law Office, 1600 Iowa Avenue, Suite 250, Riverside, CA 92507

(collectively the “Owner”)

AND:

Heliosource, Inc. a Nevada company with an address for notice hereof at 600-1090 West Georgia Street, Vancouver, BC V6E 3V7

(“Purchaser”)

WHEREAS:

A.	Owner has developed solar technology covered by the patent(s) set forth in Schedule “A” hereto (all collectively the “Technology”) with substantially greater solar energy (greater electromagnetic range) conversion efficiency than present market devices and with substantially greater resistance to damage;

B.	Scott is the inventor of the Technology and the Trust is the owner of the Technology. Scott affirms that he has transferred all of his right, title and interest in the Technology to Trust;

C.	Owner has agreed to transfer and assign all legal and registered title in and to the Technology in consideration of the payments stipulated in this Agreement;

NOW THEREFORE, in consideration of the premises and the sum of US$10.00 now paid by Purchaser to Owner (the receipt and sufficiency of which is hereby acknowledged) and in consideration of the mutual covenants and obligations herein set forth, the parties hereto covenant and agree as follows:

ARTICLE 1

SALE AND PURCHASE OF TECHNOLOGY

1.01 In consideration of: (i) the shares and payments described in section 1.03 below; (ii) payment from the section 1.02 capital raise by February 28, 2015 to Trust of $100,000 for direct payment of legal and business expenses per instructions from Trust; (iii) payment from the section 1.02 capital raise by February 28, 2015 to Trust of $150,000 non-refundable purchase fees; and (iv) the promises and covenants of Purchaser contained herein, Trust agrees to transfer and assign to Purchaser as provided in Section 1.02 below 100%, constituting the entirety, of the legal, beneficial and registered title in and to the Technology effective the date of such investment including, without limitation, any developments, improvements, or derivatives thereof. Trust acknowledges and confirms that 100% of the legal and beneficial right, title and interest in and to the Technology shall be vested in and belong to Purchaser free and clear of all liens, charges, encumbrances, interests of any party or parties (including free of any interests of Trust or Scott except for claims pursuant to this Agreement) or any adverse claims whatsoever to the Technology. Trust and Scott covenant that should any interest in the Technology hereafter come into the Trust’s or Scott’s hands, respectively, that all such title of whatsoever nature was, is, or will be (as to any part coming into the possession or control by Owner) held by Owner in trust for Purchaser.

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1.02 Purchaser agrees to make available on or before February 28, 2015, an investment of $500,000 to be used by Scott and Trust for the development and production of a Technology prototype (the “Technology Prototype”) by the Trust and Scott at Purchaser’s expense. Trust and Scott anticipate that development of the Technology Prototype should require approximately 6 months at an approximate cost of $250,000, but that time period may extend to one year at an approximate ultimate cost of up to $1,000,000, to be provided by Purchaser, for all costs including equipment, material, facilities and testing protocols. Further, on or before February 28, 2015, the Trust shall place in trust with Purchaser’s counsel patent assignments sufficient to transfer the Technology on all patent registers to be filed on request of, and at the cost of, the Purchaser following: (i) effecting the $500,000 initial investment described above; and (ii) delivery to the Trust of the shares set forth in section 1.03. Upon assignment of the Technology, the Trust and Scott shall effect all such assistances as the Purchaser may require extending the patent coverage of the Technology as well as the number of jurisdictions in which the Technology is patented.

1.03 Upon the Technology Prototype being independently verified by the Purchaser as achieving solar energy production of 2.5kw or more per hour per meter squared (or such lesser or greater performance as the Purchaser elects) then the Purchaser shall elect whether to accept the Technology Prototype and proceed with the Technology and in the event of a favorable election, cause the issuance to the Trust (or their designees and to each of Scott or the Owner as they may direct) of the following share and cash consideration:

(a)	A non-dilutable ten percent (10%) of the issued common shares of the Purchaser upon acceptance by the Purchaser of the Technology Prototype per this section 1.03 above. The Purchaser at the time of issuing common shares to new subscribers shall issue such number of additional common shares to the Trust at $0.01 per share to maintain the Owner’s 10% interest in the Purchaser. Such Purchaser common shares shall be convertible to shares of Quest Water Global Inc. (the listed parent company of the Purchaser) based upon the valuation of the Purchaser and the market value, less 10%, of Quest common shares on the date of election to convert. The Purchaser may elect to issue these Purchaser shares at any time but must issue the same within thirty days of acceptance of the Technology Prototype per section 1.03 above;

(b)	Five Million (5,000,000) common shares of Quest Water Global Inc. within thirty days of acceptance of the Technology (with such extensions as may be necessitated by regulatory matters);

(c)	The purchase fees described in sections 1.01 and 1.03(d), as applicable, plus an aggregate of eight million dollars ($8,000,000) payable as follows:

(i)	$2,000,000 within 120 days of the Purchaser accepting the Technology Prototype per this section 1.03 above;

(ii)	a $6,000,000 five year no interest promissory note delivered with the payment of 1.03(c)(i) above. No installment payments shall be required under such note except that 20% of net before tax revenue derived in any manner from the use, sale or licensing of the Technology or products incorporating the Technology shall be paid and applied against the note until the earlier of payment in full or the five year due date; and

(d)	If the Technology Prototype has not been verified by the Purchaser on or before the expiration of six month’s following execution of this Agreement, then the Purchaser shall continue to pay the Trust $25,000 per month non-refundable purchase fees for an additional development period of the earlier of 6 months or the election by the Purchaser whether or not to accept the Technology.

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1.04 Upon the Purchaser or its contracted manufacturer commencing manufacturing of devices (“Devices”) based on the Technology, or upon the sale or licensing by Purchaser of rights relating to the Technology, then the Purchaser shall pay a royalty to the Trust on the following terms:

(a)	The royalty (“Royalty”) shall be in an amount of six (6%) percent of net before tax revenue from: (i) commercial sales of Devices with before tax revenue being derived pursuant to generally accepted accounting principles for public companies in the USA; and (ii) licensing or royalty fees received relating to the use or sale of the Technology or any portion or aspect thereof. For clarity ‘net before tax revenue’ shall mean the bottom line figure on the Purchaser’s GAAP audited income statement being the aggregate accounting of all sources of income and all costs reasonably allocable to production of Devices or issuance of licenses but prior to accounting for taxes on such net income. The intent of the parties is that such Royalty shall be paid to the Trust based upon all forms and types of revenue paid and received arising from any use, sale or licensing or other benefit of the Technology received by Purchaser, Quest Water Global, Inc. or any affiliate or related party of Purchaser or Quest Water Global, Inc. (collectively, “Affiliate”);

(b)	The Royalty shall commence the annual quarter following the annual quarter in which commercial sales, use, licensing or other revenue commences with commercial sales not including beta market tests of not more than 100 Devices and excluding delivery of promotional Devices at no cost;

(c)	The Royalty shall be calculated on sales for a relevant quarter and accounted and paid within 45 days of a quarter end;

(d)	The Trust shall have a right to examine the records of the Purchaser and audit the same to verify the Royalty payments. If the Royalty payments are 5% or more less than shown by the audit then the Purchaser shall pay the costs of an audit. The Purchaser shall cooperate to all reasonable extents to permit a verifiable audit.

1.05 Until such time as the investment of section 1.01 has been made, the payments of section 1.03(a) and (b) and section 1.03(c)(i) have been made and the promissory note of section 1.03(c)(ii) has been paid in full, the Purchaser shall not grant or assign any right or license in or to the Technology to any person or entity. Further, Purchaser shall forthwith return the Technology to the Trust by way of settlement of Section 2.02 in the event that the Purchaser shall have failed or refused to pay or deliver any of the aforesaid consideration. In the event that after the aforesaid prohibition of assignment has ceased then if the Purchaser shall be desirous of assigning all or substantially all of the Technology (other than normal course licensing on commercially reasonable terms) then the Purchaser shall notify the Trust in writing not less than 90 days prior to intended assignment for consultation with the Trust and, if the Trust so elects, a right of first refusal of the Trust to acquire the Technology interest on terms not less favorable than that being considered by the Purchaser. Further, in the event that Purchaser is desirous of assigning, conveyance or licensing (other than in the ordinary course on commercially reasonable terms) all or any portion of its rights in the Technology to any Affiliate, such assignment shall be subject to payment of Royalties by such Affiliate in the same manner as required in section 1.04 and the Trust shall receive a non-dilutable ten percent (10%) interest in such Affiliate.

ARTICLE 2

PROPERTY RIGHTS

2.01 Upon fulfillment of sections 1.01 and 1.03 sole and exclusive 100% legal and beneficial right, title and interest in and to the Technology is fully assigned and vested in Purchaser without any requirement for any further documentation confirming vesting and the Trust delivers possession of the Technology, free and clear of all liens, charges, encumbrances and adverse claims whatsoever.

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2.02 In the event that the Purchaser shall effect default of sections 1.01, 1.02 or 1.03 and has not cured such default within thirty (30) days following written notice from the Trust of such default, then Quest Water Global Inc. shall assign all of its equity interests in the Purchaser to the Trust as settlement of default.

2.03 Trust will, forthwith upon receipt of a written request from Purchaser, and at Purchaser’s cost and expense, do such further and other things, enter into such further and other agreements and execute and deliver to Purchaser such further and other documents and instruments as Purchaser may reasonably require to vest title to the Technology in Purchaser, or to record the assignment of the Technology with any regulators, and to better ensure to Purchaser the use, enjoyment and protection of the Technology.

ARTICLE 3

POST-ASSIGNMENT SUPPORT AND ROYALTY

3.01 The Trust and Scott will generally assist Purchaser and use their reasonable good faith efforts to facilitate the research and development of the Technology, the more efficient and economic use of the Technology by Purchaser and the manufacture, marketing, sale and distribution of products resultant therefrom. The Trust shall be compensated at reasonable commercial rates for all time and expenses incurred in the provision of such support by Scott or other capable party as advised by the Trust. It is understood by the Parties that the Scott will be the primary researcher to continue the development of the Technology Prototype.

3.02 Trust and Scott will:

(a)	provide plans and specifications for the Technology Prototype and comprehensive instructions sufficient to permit research and development of the Technology Prototype and the manufacture, operation or application of products resultant therefrom; and

(b)	provide ongoing technical, consultative and advisory services in connection with the subject matter of this Agreement as may reasonably by requested by Purchaser from time to time;

all at reasonable commercial rates. All work to be performed by Scott following development and acceptance of the Technology Prototype shall be pursuant to a separate work or employment agreement(s) between Scott and Purchaser.

3.03 Upon assignment of the Technology being effective with the completion of sections 1.01 and 1.03 above the Purchaser shall employ best reasonable efforts to raise four million dollars ($4,000,000) which shall be employed for research and manufacturing of commercial devices based upon the Technology Prototype.

In the event that the Purchaser fails to raise four million dollars within 120 days of the acceptance of the Technology Prototype pursuant to section 1.01 and 1.03 then the Trust may elect to terminate this Agreement with not less than 30 days’ notice of intent to terminate and the transfer described in Section 2.02 shall be made. The Purchaser shall be granted equal time extensions for delays resulting from failure of performance by the Trust or Scott or parties for which they are accountable and shall be reasonably granted extensions for delays resulting from third party actions, force majeure or verification problems with the Technology Prototype.

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ARTICLE 4

IMPROVEMENTS

4.01 If, whether with Purchaser’s approval or incidentally or otherwise, Trust (or any agent or any entity in which Trust has a controlling interest) discovers, acquires or develops any improvements, updates or modifications (collectively “Improvements”) relating to the Technology, then the Trust shall promptly disclose such to Purchaser and the Trust agrees and acknowledges that any such Improvements are the trust property of Purchaser and Purchaser shall be exclusively entitled to such Improvements and shall have legal and beneficial title thereto. All such Improvements, however, shall be included in, and covered by, the provisions of this Agreement requiring payment of Royalties to Trust.

ARTICLE 5

DOCUMENTS LIST

5.01 Owner will execute and deliver to Purchaser all deeds, conveyances, bills of sale, assignment agreements and other documents and instruments as may be necessary to effectively vest good and marketable title in and to the Technology in Purchaser free and clear of all liens, charges and encumbrances and, without limiting the generality of the foregoing, will execute and deliver immediately upon demand:

(a)	bills of sale;

(b)	assignments of trade-marks and trade names in form registrable; and

(c)	all plans, blueprints, programs, technical data and other materials in any way relating to the Technology and all chattels related to the same.

ARTICLE 6

ASSIGNMENT

6.01 The Trust or Scott may not assign, transfer, or otherwise dispose of any or all of its rights under this Agreement.

6.02 Subject first to section 1.05, thereafter Purchaser may assign, transfer, or otherwise dispose of any or all of its rights to the Technology to any person without the prior consent of Owner but Purchaser shall be jointly and severally responsible with such assignee or transferee for the observance and performance of its covenants and obligations under this Agreement, including payment of Royalties.

ARTICLE 7

PUBLICATION AND CONFIDENTIALITY

7.01 Trust and Scott acknowledge and agree that they will treat all non-public aspects of the Technology as confidential, will not compete with the Technology or the Purchaser and that it will not disclose or communicate or cause to be disclosed or communicated non-public aspects of the Technology to any person except as requested by Purchaser or consented to in writing in advance by Purchaser. In the event that the Trust or Scott breaches this confidentiality and non-compete provision, the Trust and Scott agree that damages are not sufficient remedy and that the Purchaser may acquire an injunction as a matter of right. In addition to any other damages recognized by the courts of applicable jurisdiction, all profits derived by breach shall be accounted to the Purchaser as received in trust for the Purchaser.

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ARTICLE 8

WARRANTIES

8.01 Purchaser represents and warrants to the Trust, with the intent that Trust shall rely thereupon in entering into this Agreement, that:

(a)	Purchaser is duly incorporated and validly subsisting under the laws of Nevada, and has the corporate power and capacity to enter into this Agreement;

(b)	Purchaser has the legal right and authority to enter into this Agreement, and this Agreement has been approved by requisite corporate procedures;

(c)	the entering into and performance of this Agreement and the transactions contemplated herein will not result in the violation of any of the terms and provisions of the constating documents of Purchaser, any shareholders’ or directors’ resolution, or of any indenture or other agreement, written or oral to which Purchaser may be a party or be bound or to which they may be subject or any judgment, decree, order, rule or regulation or any court or administrative body by which Purchaser is bound;

(d)	this Agreement has been duly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

8.02 Trust and, to the extent applicable to Scott, Scott represent and warrant to Purchaser, with the intent that Purchaser shall rely thereupon in entering into this Agreement, that:

(a)	Trust and Scott haves the legal right and authority to enter into this Agreement and this Agreement has been duly approved by Trust and Scott;

(b)	the entering into and performance of his Agreement and the transactions contemplated herein will not result in the violation of any of the terms and provisions of agreements to which Trust or Scott may be subject or any judgment, decree, order, rule or regulation or any court or administrative body by which Trust or Scott is bound;

(c)	this Agreement has been duly executed and delivered by Trust and Scott and constitutes a legal, valid and binding obligation of Trust and, to the extent applicable to Scott, Scott enforceable against them in accordance with its terms;

(d)	Trust is the 100% legal and beneficial owner of all right, title and interest in and to the Technology free and clear of all mortgages, charges, liens, interests of others of any nature, or adverse claims whatsoever;

(e)	to the best of the knowledge, information and belief of Trust and Scott, there are no lawful grounds for invalidating any of the Technology;

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(f)	Trust has not granted or agreed to grant any license or entered into any other agreement whereby Trust is obliged to give any other person any rights to commercially exploit the Technology;

(g)	there are no claims or actions outstanding or pending against Trust which would impair its ability to sell and transfer the Technology to Purchaser.

8.03 If any party to this Agreement becomes aware of any threatened or actual infringement of any Technology it will promptly give notice to the other party.

8.04 In the event of an alleged infringement of any right respecting the Technology, Purchaser has the right to prosecute litigation designed to enjoin infringers of the Technology and Trust and Scott agree to co-operate in respect of any such suits at the cost and expense of Purchaser.

8.05 In the event any complaint alleging infringement or violation is made against Trust or Scott or Purchaser or assignee with respect to the Technology, the following procedure shall be adopted:

(a)	the affected party shall promptly notify the other upon receipt of any such complaint and shall keep the other fully informed of the actions and positions taken by the complainant and taken or proposed to be taken by the affected party (it being acknowledged that the Purchaser shall be the party with the first right to protect the Technology);

(b)	all costs and expenses incurred in investigating, resisting and litigating such a complaint shall be borne entirely by Purchaser;

(c)	no decision or action concerning or governing any final disposition of the complaint shall be taken without full consultation with and approval by Purchaser;

(d)	Purchaser may elect to participate formally in any litigation involving a complaint to the extent that the court may permit, but any additional expenses generated by such formal participation shall be borne entirely by Purchaser (subject to the possibility of recovery or some or all of such additional expenses from the complainant);

(e)	If the complainant is willing to accept an offer of settlement and one of the parties to this Agreement is willing to make or accept such offer and the other is not, then the unwilling party shall conduct all further proceedings at its own expense, and shall be responsible for the full amount of any damages, costs, accounting of profits and settlement costs in excess of those provided in such offer, but shall be entitled to retain unto itself the benefit of any litigated or settled result entailing a higher payment of costs, damages, accounting of profits and settlement costs than that provided in such offer.

ARTICLE 9

NOTICES

9.01 All payments, reports and notices or other documents that any of the parties hereto are required or may desire to deliver to any other party hereto may be delivered only by personal delivery, or by delivery by a nationally recognized overnight courier service, or e-mail with receipt verified, all postage and other charges prepaid, at the address for such party set forth on the first page of this Agreement or at such other address as any party may hereinafter designate in writing to the others. Any notice personally delivered or sent by e-mail shall be deemed to have been given or received on the second business day following the time of delivery. Any notice sent by overnight courier service as aforesaid shall be deemed to have been received on the date of delivery or first attempted delivery.

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ARTICLE 10

LEGAL ADVICE

10.01 The parties hereto acknowledge that they have each sought and obtained independent legal advice, and that each of them is responsible for his or its own legal expenses in connection with the subject matter of this Agreement.

ARTICLE 11

GENERAL

11.01 This Agreement shall be governed by and construed in accordance with the laws of the State of California and the parties hereto irrevocably attorn to the jurisdiction of the courts of California.

11.02 No condoning, excusing or overlooking by any party of any default, breach or non-observance by any other party at any time or times in respect of any covenants, provisos, or conditions of this Agreement shall operate as a waiver of such party’s rights under this Agreement in respect of any continuing or subsequent default, breach or non-observance, so as to defeat in any way the rights of such party in respect of any such continuing or subsequent default or breach and no waiver shall be inferred from or implied by anything done or omitted by such party, save only an express waiver in writing.

11.03 No party hereto shall be held responsible for damages caused by delay or failure when such delay or failure is due to circumstances beyond its control which cannot reasonably be forecast or provided against, including without limitation war, warlike operations or hostilities, fires, floods, earthquakes, acts of God, strikes, lockouts or inability to obtain labor or material on time and it is further understood that each party shall give the other written notice of the occurrence of any of the described events and make every reasonable effort to resume performance required by this Agreement.

11.04 This Agreement sets forth the entire agreement between the parties and supersedes all other oral and written representations, warranties, and agreements, and no amendments to this Agreement shall be binding unless executed in writing by the parties hereto.

11.05	(a) Any controversy, claim, or dispute arising under or relating to this Agreement, or the construction, interpretation, breach, termination, enforceability or validity thereof, shall be resolved by arbitration pursuant to the rules of arbitration of the American Arbitration Association before a single arbitrator. Such arbitrator shall not have the authority to award any remedy or relief that a judge of the superior court of the state of California could not order or grant. The venue for the arbitration shall be Riverside County, California. The arbitration proceedings shall be transcribed and the arbitrator’s award shall be in writing, include a statement of the arbitrator’s findings of fact and conclusions of law with respect to each claim resolved by the arbitrator, and shall be supported by law and substantial evidence. The award of the arbitrator may be for an amount of money and/or for specific performance and shall be final, binding and enforceable in any court of competent jurisdiction, except that upon petition of any party to the arbitration, the Superior Court of the State of California for the County of Riverside shall have the authority to review the transcript of the proceedings of the arbitration and the award of the arbitrator and shall have the authority to vacate the arbitrator’s award, in whole or in part, on the basis that the award is not supported by substantial evidence or is based upon an error of law.

(b) The parties shall, before the commencement of arbitration proceedings, attempt in good faith to settle their dispute by mediation.

(c) The arbitrator shall be an attorney with at least ten (10) years’ experience in the areas of corporate and business law or ten (10) years’ experience as a judge.

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(d) Each of the parties reserves the right to file with a court of competent jurisdiction an application for temporary or preliminary injunctive relief, writ of possession, temporary protective order and/or appointment of a receiver on the grounds that the arbitration award to which the applicant may be entitled may be untimely or rendered ineffectual in the absence of such relief. This shall include any relief sought pursuant to section 7.01 above.

(e) Judgment upon the award rendered by the arbitrator may be entered in any Court having jurisdiction thereof.

(f) Subject to reasonable limitations imposed by the arbitrator, the parties may obtain discovery in aid of the arbitration to the fullest extent permitted under law, including California Code of Civil Procedure Section 1283.05. All discovery disputes shall be resolved by the arbitrator.

(g) In any arbitration or legal proceeding relating to the enforcement or interpretation of this Agreement, the non-prevailing party shall be required to reimburse the prevailing party, which shall be the party receiving the more significant relief, for its reasonable costs and attorney’s fees incurred in such action.

[The remainder of this space purposely left blank]

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11.06 This Agreement may be executed in counterparts and delivered by facsimile, and each counterpart shall be deemed an original and all together shall constitute one document.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first written above.

Heliosource, Inc.

Per:

/s/ John Balanko
John Balanko, President & CEO

/s/ Scott C. Hohulin
Scott C. Hohulin, Trustee of the
Scott Hohulin Family 2014 Irrevocable Trust

/s/ Scott C. Hohulin
Scott C. Hohulin, individually

Quest Water Global Inc. hereby attorns to, is subject to and will comply with the provisions of section 1.03(b) and section 2.02 above.

Quest Water Global Inc.

Per:

/s/ John Balanko
John Balanko, President & CEO

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SCHEDULE “A”

Patents and Assets

U.S. Application Number:	62/024,305
Filing Date:	07/14/2014
Name of Applicant:	Scott C. Hohulin
Title of Invention:	Full Spectrum Electro-Magnetic Energy System

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